UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SIGNET JEWELERS LIMITED

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT DATED MAY 4, 2017 FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 28, 2017

This Supplement provides updated information with respect to the 2017 Annual Meeting of Shareholders (“Meeting”) of Signet Jewelers Limited (the “Company”) to be held on June 28, 2017.

On May 4, 2017, the Company commenced distributing to its shareholders a Notice of the 2017 Annual Meeting of Shareholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for the Meeting. This Supplement, which describes a recent change in the proposed nominees for election to the Board of Directors of the Company (the “Board”), should be read in conjunction with the Notice and Proxy Statement.

Withdrawal of Nominee for Election as Director

On June 18, 2017, Mr. Dale W. Hilpert, a member of the Board and a nominee for re-election as a Director at the Meeting, gave notice of his decision to retire as a director of the Company for personal reasons, effective June 28, 2017. Therefore, the nomination of Mr. Hilpert is withdrawn, and no other nominee for election at the Meeting will be named in place of Mr. Hilpert.

Voting Matters

If you have already returned your Proxy Card or already provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxy Cards already returned by shareholders will remain valid and will be voted at the Meeting unless revoked. Shares represented by Proxy Cards returned before the Meeting will be voted for the Directors nominated by the Board as instructed on the card, except that votes will not be cast for Mr. Hilpert because he has resigned from the Board and is no longer standing for re-election. If you have not yet returned your Proxy Card or submitted your voting instructions, please complete the Proxy Card or submit your voting instructions, disregarding Mr. Hilpert’s name as a nominee for election as Director.

None of the other agenda items presented in the Notice and Proxy Statement are affected by this Supplement, and shares represented by Proxy Cards returned before the Meeting will be voted with respect to all other matters properly brought before the Meeting as instructed on the form.

Information regarding how to vote your shares, how to revoke your proxy, or voting instructions is available in the Notice and Proxy Statement.

By Order of the Board

Mark Jenkins
Chief Governance Officer & Corporate Secretary

June 21, 2017